Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-43670, 333-111293, 333-151044 and 333-160855, each on Form S-8 of our report dated March 16, 2010 relating to the consolidated financial statements of LoJack Corporation, appearing in this Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2010.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
March 14, 2011